EXHIBIT 99

For Immediate Release


February 26, 2004

Contact: David G. Ratz, Executive Vice President & COO
         (740) 286-3283


Oak Hill Financial Announces Share Repurchase Program

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today announced that its Board of Directors has authorized the repurchase up to 300,000 shares, or approximately 5.4 percent, of its outstanding common stock through open market or privately negotiated transactions.

The Company's board of directors approved the buyback program in light of current market conditions and the capital position of the company. "We believe the repurchase program will have a positive impact on our earnings per share and return on equity and therefore will enhance shareholder value," said R. E. Coffman, Jr., President and CEO of Oak Hill Financial." The repurchased shares will become treasury shares that will be used for general corporate purposes, including mitigating the potentially dilutive effect of the company's stock compensation plan.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiaries, Oak Hill Banks and Action Finance Company, operate 26 full-service banking offices, four bank loan production offices, and six consumer finance offices in 15 counties across southern and central Ohio. A third subsidiary, Oak Hill Financial Insurance Agency, provides group health plans and other insurance services to over 350 business and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.

At December 31, 2003, Oak Hill Financial had $938.3 million in assets and approximately 5.6 million shares outstanding.

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